CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated March 22, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-25941 and 811-5718) of Dreyfus Treasury Prime Cash Management.

ERNST & YOUNG LLP

New York, New York
September 24, 2007